Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SendTec, Inc. on Form SB-2, Amendment No. 1, File Nos. 333-132586 and 333-139585 of our report dated March 16, 2007, with respect to our audits of the consolidated financial statements of SendTec as of December 31, 2006 and for the years ended December 31, 2005 and 2006, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements includes the following explanatory paragraph: As more fully described in Note 2 to the consolidated financial statements, the Company’s Senior Secured Convertible Debentures in the principal amount of $34,580,000, as of December 31, 2006, are due on March 31, 2008. The Company currently lacks sufficient capital resources to repay this obligation upon its maturity. Accordingly, the Company must either restructure this obligation or secure alternative financing to repay this obligation on March 31, 2008.

/s/ Marcum & Kliegman, LLP

Marcum & Kliegman, LLP

New York, New York

April 9, 2007